ARIEL INVESTMENT TRUST
POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Arthur Don, John W. Rogers, Jr., Mareile B. Cusack, Wendy D. Fox, Jeffrey H. Rapaport and Mellody L. Hobson and each of them individually, his or her attorneys-in fact, each with the power of substitution, for him or her in any and all capacities, to sign any post-effective amendments to the registration statement under the Securities Act of 1933 (Registration No. 33-7699) and/or the Investment Company Act of 1940 (Registration No. 811-4786), whether on Form N-1A or any successor forms thereof, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and all appropriate state or federal regulatory authorities. The undersigned hereby ratifies and confirms all that each of the aforenamed attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 11th day of March, 2014.

/s/ James W. Compton	/s/ William M. Lewis, Jr.
James W. Compton	William M. Lewis, Jr.
Trustee	Trustee

/s/ William C. Dietrich	/s/ H. Carl McCall
William C. Dietrich	H. Carl McCall
Trustee	Trustee

/s/ Royce N. Flippin, Jr.	/s/ John W. Rogers, Jr.
Royce N. Flippin, Jr.	John W. Rogers, Jr.
Lead Independent Trustee	Trustee

/s/ Jeffrey Rapaport	/s/ James M. Williams
Jeffrey Rapaport	James M. Williams
Chief Financial Officer, Vice President, and Treasurer	Trustee

/s/ Mellody L. Hobson
Mellody L. Hobson
President, Principal Executive Officer,
Chairman and Trustee

/s/ Christopher G. Kennedy
Christopher G. Kennedy
Trustee

/s/ Merrillyn J. Kosier
Merrillyn J. Kosier
Trustee